SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MedPro Safety Products, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transactions applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

The following items, which are being sent by MedPro Safety Products, Inc. to its shareholders before the Company’s Annual Meeting of Shareholders on August 23, 2011, are attached:

•	Chairman’s Letter to Shareholders (accompanies proxy materials for 2011 Annual Meeting)

•	Press Release dated July 12, 2011

•	Press Release dated June 28, 2011

•	Press Release dated June 27, 2011

Chairman’s Letter to Shareholders

To our shareholders:

MedPro’s business opportunities continued to grow during the past year, as we explored new markets for products that increase safety for the healthcare worker and patient at risk from sharps (needlestick) injuries. A growing appreciation of the costs of these injuries has validated the need for our safety products.  We feel fortunate to see such great interest in our technology and how it can change the drug delivery systems currently in use.

We believe that our business model to partner with industry leaders is our most efficient means to gain market acceptance and share. We are diligently working with global distribution and manufacturing companies to find the right chemistry.  Our efforts have concentrated on opportunities in four markets: phlebotomy, clinical, pharma and infusion.  Greiner Bio-One, a global distribution and manufacturing company centered on specimen collection, is partnering with us to manufacture and distribute the phlebotomy products.  We expect these products to be at the forefront of the effort to replace the devices with older “active” safety features currently used in the phlebotomy market.  We believe that new opportunities for our prefilled drug delivery device abound in the pharma markets, both from brand and generic drugs.

We continue to seek a better understanding of the real-life concerns of the healthcare worker and the demands of the market for new solutions.  This enables us to react quicker during product development and bring value added services and expertise to the industry. As we work with healthcare and infectious disease professionals, among others, we continually work to redefine passive safety technology. What differentiates our technology from the competition is the deployment of our safety mechanism during the injection, not after.  Many within the market still don’t know that truly automatic safety products do exist and are available to eliminate needlesticks and reuse of needles.

In 2010 we became a revenue-producing company. We now have product in the market distributed by Greiner Bio-One, with more products to come. We anticipate making significant announcements in 2011 as we launch our products in other market segments. The need for safety will never go away, and we believe our products currently represent the optimal solution. As announcements are made about our future development and distribution partners, we expect the investment community to take note. We remain focused on achieving shareholder value and liquidity.

MedPro has achieved many milestones, such as regulatory approval of the winged blood collection set, CE mark for the blood collection sets and single cavity molds of our newest passive safety technologies including the prefilled and hypodermic syringes. Our expertise in these areas has generated interest from the largest companies in the market. We completed a new round of financing without incurring shareholder dilution through the monetization of our existing contract. This placed us in a strong cash position to begin 2011.

MedPro begins the second half of 2011 as a very different company.  Our image and impact continue to grow.  We have product in the marketplace, revenue and newly developed technology.  Our new headquarters in Lexington, Kentucky reflect our culture and products. The office promotes a stimulating atmosphere and collaboration among engineering, marketing and quality.  Our in-house expertise is steadily rising, as we succeed in attracting more talent to our team.

Our goals are the same: protect your investment with positive returns, create and launch new technology that continues the evolution of passive safety, and become a recognized market leader. On behalf of the Board of Directors and our employees, we thank you for your patience and support. It has taken longer than expected to achieve all of our goals but we expect the return to be greater as well. Thank you again for your commitment to MedPro.

Best Regards,

Craig Turner
Chairman and CEO
MedPro Safety Products, Inc.

MedPro Safety Products Receives CE Mark for its
Blood Collection Safety Products

Clearance Opens Market Opportunities in Europe

Lexington, KY – July 12, 2011 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, today announced that it has received a CE Mark from the British Standards Institute (BSI) for its blood collection safety products. The CE Mark allows the free movement of products throughout the European Union.  Products currently covered under the certificate include the VACUETTE® PREMIUM Safety Needle System Tube-Touch, among others.

“The CE Mark is another important milestone for MedPro, allowing for the expansion of sales of the VACUETTE® blood collection devices into large and growing markets in Europe,” said Craig Turner, Chairman and CEO of MedPro Safety Products. “We believe our patented passive needlestick technology is a compelling feature that will be well received by healthcare professionals in Europe as it has been in the United States.  The CE Mark, along with the 510(K) clearance that we received from the Food and Drug Administration (FDA) last year, has positioned us well to grow our presence globally.”

The World Health Organization (WHO) estimates that worldwide, approximately three million healthcare employees, roughly 10% of the global industry’s workforce, are exposed to bloodborne pathogens as a result of a needlestick injury each year.

MedPro Safety’s devices are based on patented technology that offers healthcare professionals the safety of sample collection through a truly passive needlestick prevention feature that automatically activates through normal use, without the requirement of any additional step by the user.  The VACUETTE® PREMIUM Safety Needle System Tube-Touch is equipped with a shield that automatically covers the needle during the blood collection process.

The devices are manufactured, marketed and distributed globally by Greiner Bio-One, an international manufacturer and supplier of medical devices and pre-analytic products.  The VACUETTE® PREMIUM Safety Needle System Tube-Touch was released to the market in April in the United States.

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners. MedPro’s products address multiple product categories within the medication delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  Unlike competitive products currently available on the market, MedPro’s products incorporate safety features that operate without user activation, and therefore require little or no clinician training to use.  The total global market opportunity for safer medication delivery and blood collection products is believed to be more than $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (www.medprosafety.com).

Safe Harbor Statement

This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Jenifer Kirtland
EVC Group
415-568-9349

Media Contact:
Christopher Gale
EVC Group
646-201-5431

MedPro Safety Products Introduces Pre-filled Safety Syringe

Product to be Featured at APIC Conference

Lexington, KY – June 28, 2011 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, today announced the introduction of its pre-filled safety syringe (PFSS). The device contains a precise dose of pharmaceutical stored within a syringe system equipped with MedPro’s unique, fully passive safety mechanism that reduces and potentially eliminates the risk of needlestick injury.

Pre-filled syringes represent an approximately 2.6 billion unit annual market growing at approximately 14% (Pre-filled Syringes, Greystone Associates, February 2008).  There is no fully passive pre-filled safety syringe currently commercially available in the U.S. and the MedPro product represents the first truly passive market entry.  Current estimates indicate that only 15% of the pre-filled market segment has converted to any type of safety solution.

The PFSS is comprised of two unique parts: (a) a standard glass or plastic cartridge that will act as both a pre-filled medicament reservoir and syringe plunger, and (b) a plastic safety syringe that incorporates a fully passive (or automatic) safety deployment system. The PFSS device offers significant benefits to healthcare safety, both for the patient and the healthcare professional. The automatic activation of a safety shield as a needle is removed protects the operator from the contaminated needle and prevents a needlestick injury.  The shield also reduces the chance of blood or drug splatter.  The prefilled cartridge offers patient safety through exact dosage control and the theoretical reduction of medicine delivery errors.  It also saves time in drug preparation and delivery.  The PFSS is designed to be compatible with existing pharmaceutical filling technology for ease of adoption and operational efficiencies, and the glass cartridge is consistent with current industry standards.

“The pre-filled safety syringe is another example of the Company’s strategy to expand our unique patented passive safety technology across platforms,” said Craig Turner, CEO of MedPro Safety Products.  “The PFSS can deliver a wide range of biotech and pharmaceutical products.  We are currently in various stages of discussions with several potential partners to explore the commercialization of the PFSS in several markets and we will be featuring this exciting product at the APIC trade show in Baltimore June 27-29.”

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s portfolio addresses multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products incorporate needlestick prevention features considered to be the most passive now available on the market as they require little or no clinician training compared to competitive products.  The total global market opportunity currently addressed by the Company’s products is estimated to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on MedPro’s website (http://www.medprosafety.com).

Safe Harbor Statement

This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Jenifer Kirtland
EVC Group
415-568-4887

Media Contact:
Steve DiMattia
EVC Group
646-201-5445

MedPro Safety Products Introduces Passive Hypodermic Safety Syringe

Product to be Featured at APIC Conference

Lexington, KY – June 27, 2011 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, today announced the introduction of its hypodermic safety syringe. The device incorporates a proprietary safety shield that is automatically released during the administration of medicine, covering the needle as it is removed, and thereby enhancing patient and operator safety.

The passive (automatic) hypodermic safety syringe provides unique features and benefits.  The passive safety mechanism is integrated into the syringe and is activated through the normal process of medication delivery.  The shield is automatically deployed over the contaminated needle, reducing the chances of a needlestick injury.  It prevents recapping, removal and reuse of the syringe with the engagements of its auto-disable feature and reduces the chance of blood or drug splatter.  The device is easy to use and provides an unobstructed view of the patient during an injection.

“The passive hypodermic safety syringe is the latest offering in our efforts to expand our patented passive safety technology across a broad range of products,” said Craig Turner, CEO of MedPro Safety Products.  “This development demonstrates the strength of our research and development effort.  We are in various stages of discussions with several potential partners to explore the commercialization of the hypodermic safety syringe and we will be featuring this new product at the Annual APIC Conference in Baltimore running from June 27 through June 29.”

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s portfolio addresses multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products incorporate needlestick prevention features considered to be the most passive now available on the market as they require little or no clinician training compared to competitive products.  The total global market opportunity currently addressed by the Company’s products is estimated to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on MedPro’s website (http://www.medprosafety.com).

Safe Harbor Statement

This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Jenifer Kirtland
EVC Group
415-568-4887

Media Contact:
Steve DiMattia
EVC Group
646-201-5445